JH Growth Trends Fund

SHAREHOLDER MEETING

On December 1, 2004, a Special Meeting of shareholders of the Fund was held to elect nine Trustees effective January 1, 2005.

Proxies covering 29,005,568 shares of beneficial interest were voted at the meeting.

The shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows:

                                                WITHHELD
                              FOR               AUTHORITY
James F. Carlin               28,112,871        892,697
Richard P. Chapman, Jr.       28,106,008        899,560
William H. Cunningham         28,116,711        888,857
Ronald R. Dion                28,117,513        888,055
Charles L. Ladner             28,084,683        920,885
Dr. John A. Moore             28,111,292        894,276
Patti McGill Peterson         28,073,112        932,456
Steven R. Pruchansky          28,092,842        912,726
James A. Shepherdson*         28,118,087        887,481

* James A. Shepherdson resigned effective July 15, 2005.